NU SKIN ENTERPRISES, INC.
75 West Center
Provo, UT 84601, USA

March 17, 2018

To:    ZQ Capital Limited
 Suite 3208 Champion Tower
 Three Garden Road, Central, Hong Kong

Re: Cash Settlement of Convertible Notes

Ladies and Gentlemen:

Reference is made to the Indenture (the "Indenture"), dated as of June 16, 2016, by and between Nu Skin Enterprises, Inc., a Delaware corporation (the "Issuer"), and The Bank of New York Mellon Trust Company, N.A., a national banking association organized under the laws of the United States, as trustee (the "Trustee"), pursuant to which, among others, the Issuer issued to Ping An ZQ China Growth Opportunity Limited ("Ping An ZQ") the Issuer's 4.75% Convertible Senior Notes due 2020 (the "Convertible Notes") in the aggregate principal amount of $210 million.

On February 16, 2018, Ping An ZQ issued a letter to the Issuer and a Conversion Notice (as defined in the Indenture) to the Conversion Agent (as defined in the Indenture) to convert its full $210 million of the aggregate principal amount of the Convertible Notes.  Pursuant to the terms of the Indenture, the Issuer agreed to settle its conversion obligation with respect to the Convertible Notes (i) in cash in the amount of $210 million with respect to the principal amount of the Convertible Notes converted and any accrued and unpaid interest to the conversion settlement date ("Cash Settlement"), and (ii) in 1,535,652 shares of the Issuer's Class A Common Stock (the "Class A Common Stock") with respect to any additional amounts so long as the Convertible Notes were held by Ping An ZQ (the "Share Settlement").  On February 28, 2018, the Issuer satisfied its obligations under the Share Settlement by delivering 1,535,652 shares of the Class A Common Stock to Ping An ZQ.

Pursuant to Section 10.02(c) of the Indenture, the Issuer is required to satisfy its obligations under the Cash Settlement by delivering the cash payment to Ping An ZQ no later than April 2, 2018 (the "Original Cash Settlement Date"), which date is the 30th Business Day (as defined in the Indenture) after February 16, 2018.

On March 13, 2018, the Issuer and Ping An ZQ entered into a side letter (the "Side Letter") pursuant to which Ping An ZQ consented, notwithstanding anything to the contrary in the Indenture, to extend the latest date for payment of the Cash Settlement to May 15, 2018 (the "Extended Cash Settlement Date").

In consideration for the Side Letter, the Issuer hereby agrees to pay to Ping An ZQ, in cash, an amount equal to 0.05% multiplied by the principal amount of the Convertible Notes outstanding as of 5:00 p.m. New York City Time on the Original Cash Settlement Date (the "Extension Fee").  The Extension Fee, if incurred, shall be paid in addition to, and substantially simultaneously with, the payment of the Cash Settlement.  Pursuant to the terms of the Indenture, the Cash Settlement shall include accrued and unpaid interest on the outstanding principal amount of the Convertible Notes through the date the Issuer fully satisfies its obligations under the Cash Settlement.

Ping An ZQ hereby acknowledges that delivery of the Cash Settlement and the Extension Fee in accordance with this letter and the Side Letter shall constitute full satisfaction and discharge of the Issuer's obligations to Ping An ZQ, as sole beneficial owner of the Convertible Notes, under the Indenture.
[Signature pages to follow]

Sincerely Yours,

NU SKIN ENTERPRISES, INC.
By:	/s/ D. Matthew Dorny
Name:	D. Matthew Dorny
Title:	Executive Vice President and Secretary

Acknowledged and agreed,

PING AN ZQ CHINA GROWTH OPPORTUNITY LIMITED
By:	/s/ Zheqing Shen
Name:	Zheqing Shen
Title:	Director

[Signature Page to Side Letter]